Exhibit 23.1


                              CONSENT OF KPMG LLP

     We consent to the use of our audit report dated February 2, 2001, relating to the consolidated balance sheet of PepsiCo, Inc. and Subsidiaries as of December 30, 2000 and December 25, 1999, and the related consolidated statements of income, cash flows and shareholders' equity for each of the years in the three-year period ended December 30, 2000, incorporated herein by reference in the Registration Statement on Form S-3 and in the related prospectus of PepsiCo, Inc. and to the reference to our Firm under the heading "Experts" in the Registration Statement.

                                                     /s/ KPMG LLP



New York, New York
March 16, 2001